EXHIBIT 99.1

For Immediate Release	For more information, contact:
August 18, 2006	Hannah M. McCarthy, President and CEO

Pennichuck Corporation

603-913-2300 x2308

PENNICHUCK CORPORATION NAMES DUANE C. MONTOPOLI AS

PRESIDENT AND CEO

Montopoli has local ties and a proven record in leading growing companies

Merrimack, NH (NASDAQ: PNNW) – Pennichuck Corporation today announced that Duane C. Montopoli has been named president and chief executive officer, and elected a director of the company. Montopoli replaces Hannah M. McCarthy, who took over the helm at Pennichuck on an interim basis in April when then president and CEO Donald L. Correll left to become president and chief executive officer of American Water. Montopoli will join the company on August 21st.

From 1986 to 1998, Montopoli was president and chief executive officer of Chemfab Corporation of Merrimack, New Hampshire, a NYSE-listed manufacturer of polymer-based engineered products. During that period, Chemfab’s revenues grew from $23 million to more than $100 million, and the company became a world leader in market share, process technology, new product commercialization, product quality and financial performance.

From 1998 to 2000, Montopoli was CEO of Medical Resources, Inc. of Hackensack, New Jersey, a NASDAQ-listed provider of outpatient diagnostic imaging services, becoming non-executive chairman thereafter and a consultant to the company until 2001. From 2002 to 2004, he served as CEO of Hitchiner Manufacturing Co., Inc., a Milford, New Hampshire based manufacturer of ferrous investment cast metal parts and assemblies. Under his leadership, Hitchiner achieved record sales, strong/accelerating profits and strong operating cash flows. Since leaving Hitchiner in late 2004, Montopoli has been providing advisory consulting services to industry. He began his career in public accounting with Arthur Young & Company, a predecessor firm of Ernst & Young, LLP, where he rose to the level of general partner.

No stranger to the Nashua/Merrimack area and to community service in New Hampshire, Montopoli has served as a director of the Business and Industry Association of New Hampshire, St. Joseph Hospital and the United Way of Greater Nashua, among other organizations.

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“We are thrilled to have found a seasoned professional who is a hands-on leader with the proven ability to help companies continue to grow and prosper,” said McCarthy. “We had an excellent pool of candidates, but Duane rose to the top, both for his strong experience in leading public companies and his knowledge and love of the New Hampshire community.”

Montopoli said he is excited to have the opportunity to join a company that has been successful in expanding and building its business and that has a rich history of community service. “I look forward to working with the employees of Pennichuck to continue to provide the highest quality water and related services to our customers, while concurrently being responsive to all stakeholder interests and building upon the company’s impressive 154-year history,” said Montopoli.

According to John R. Kreick, chairman of Pennichuck’s Board of Directors, Montopoli is someone who can build upon the company’s success and help ensure that Pennichuck continues to provide clean, safe and reliable water well into the future. “Duane has an excellent track record in helping companies build upon their strong foundations, even during challenging times,” said Kreick. “We are confident that the Pennichuck team under Duane’s leadership will remain focused on our business goals, despite the ongoing eminent domain issues with the city of Nashua.” Kreick went on to thank McCarthy for her role as interim president and CEO as well as to thank the Board of Director’s search committee for their efforts.

Pennichuck Corporation is a holding company located in Merrimack, New Hampshire with three wholly owned operating subsidiaries involved in regulated water supply and distribution throughout southern and central New Hampshire; non-regulated water-related services conducted through Pennichuck Water Service Company; and real estate investment and development activities conducted through The Southwood Corporation.

Pennichuck Corporation is traded on the NASDAQ Stock Market under the symbol “PNNW.”

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